SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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       Commission Only (as permitted
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[_]  Definitive Additional Materials

Brooks Automation, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BROOKS AUTOMATION, INC.
TO BE HELD ON FEBRUARY 4, 2010

     The 2010 Annual Meeting of Stockholders of Brooks Automation, Inc. (“Brooks” or the “Company”) will be held on February 4, 2010 at 10:00 a.m., local time, at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824 for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2010 fiscal year.

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

     The Board of Directors has fixed December 11, 2009 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting we urge you to complete a proxy telephonically, electronically or by mail, if you requested a proxy statement be mailed to you as described in the proxy statement.

     This year we will take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. This so-called e-proxy process is becoming familiar to many investors and it can serve to expedite stockholders’ receipt of proxy materials, lower costs and diminish the environmental impact of our annual meeting. Stockholders who choose to receive e-proxy materials have been sent a notice with instructions as to how to access our proxy statement and annual report, as well as how to vote.

     Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on February 4, 2010: This notice, the attached proxy statement and our Annual Report on form 10-K for the fiscal year ended September 30, 2009, are available at our website at www.brooks.com. In addition, you may access these materials at http://materials.proxyvote.com/114340, which does not have “cookies” that identify visitors to the site.

     Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors
THOMAS S. GRILK,
Senior Vice President, General
Counsel and Secretary

Chelmsford, Massachusetts
December 24, 2009

YOUR VOTE IS IMPORTANT

     WE URGE YOU TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

TABLE OF CONTENTS

GENERAL INFORMATION	3
Record Date, Voting Rights and Outstanding Shares	3
Electronic Distribution	3
Solicitation	3
Voting Procedures	3
Voting of Proxies	4
Revocation of Proxies	5
Proxy Materials Available via Internet	5
Security Ownership of Certain Beneficial Owners and Management	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	8
Information on Nominees	8
CORPORATE GOVERNANCE	11
Board of Directors	11
Chairman of the Board	12
Committees of the Board	12
COMPENSATION OF DIRECTORS	15
Compensation Policy	16
Indemnification Agreements	17
EXECUTIVE OFFICERS	17
Biographical Information	17
Compensation Discussion and Analysis	18
Human Resources and Compensation Committee Report	27
Summary Compensation Table	28
Grants of Plan Based Awards Table	30
Outstanding Equity Awards at Fiscal Year End	31
Option Exercises and Stock Vested Table	33
Pension Benefits Table	33
Nonqualified Deferred Compensation Table	34
Post-Employment Benefits	35
EQUITY COMPENSATION PLAN INFORMATION	36
RELATED PARTY TRANSACTIONS	37
AUDIT COMMITTEE REPORT	38
INDEPENDENT AUDITOR FEES AND OTHER MATTERS	39
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED ACCOUNTING FIRM	40
OTHER MATTERS	40
Section 16(a) Beneficial Ownership Reporting Compliance	40
Standards of Conduct	40
Stockholder Proposals and Recommendations For Director	41
Householding of Proxy Materials	41
Material Not Incorporated by Reference	41
Annual Report on Form 10-K	41

BROOKS AUTOMATION, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 4, 2010

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (“we”, “us”, “Brooks” or the “Company”), for use at the Annual Meeting of Stockholders to be held at 11 Elizabeth Drive, Chelmsford, Massachusetts on February 4, 2010, at 10:00a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

     We expect that this proxy statement and the accompanying proxy will first be made available to stockholders on or about December 24, 2009. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 as filed with the Securities and Exchange Commission (“SEC”) is included as the Annual Report to Stockholders being made available to our stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and, as noted below, it can also be obtained via the Internet.

GENERAL INFORMATION

Record Date, Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on December 11, 2009 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 64,551,247 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Electronic Distribution

     This proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the proxy card are available at: http://materials.proxyvote.com/114340.

Solicitation

     The proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.

Voting Procedures

     The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.

     The nine nominees for director who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors. The affirmative vote of a majority of the votes properly cast is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2010 fiscal year.

     Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote for the election of directors or the proposal for the ratification of the selection of PricewaterhouseCoopers LLP. A broker non-vote is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted in the election of directors or for the ratification of the selection of PricewaterhouseCoopers LLP.

Voting of Proxies

     General. If your shares of Brooks common stock are registered directly in your name with our transfer agent, Computershare, Inc., you are considered the shareholder of record of those shares. In that case these proxy materials have been sent directly to you and you have the right with these proxy materials to grant your proxy directly to Brooks or to vote in person or by telephone or via the Internet as described below.

     If your shares of Brooks common stock are held in a brokerage account (street name) or by another person on your behalf, you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card, and you are also invited to attend the Annual Meeting.

     Proxies Without Voting Instructions. Proxies that are properly submitted and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement and for the ratification of the selection of PricewaterhouseCoopers LLP. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.

     Voting Shares Held Through Broker By Proxy. If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker on a voting instruction card regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, including the ratification of the selection of PricewaterhouseCoopers LLP but not with respect to the election of the nine nominees for director.

     Voting Of Shares Held Through Broker In Person. If your shares of Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

     Other Matters. If you sign and return the enclosed proxy card or vote your shares over the telephone or via the Internet, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.

      Voting Procedures. There are several ways in which you or your representative can vote your shares, as follows:

      By mail—Shareholders of record of Brooks stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Brooks shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

      By telephone—Shareholders of record may submit proxies by telephone until 11:59 p.m. (Eastern Time) on February 3, 2010 by calling 1-800-690-6903. The proxy card includes instructions on submitting proxies by telephone. Most Brooks shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, and live in the United States or Canada may vote by telephone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for telephone voting availability.

      By Internet—Shareholders of record may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on February 3, 2010 by visiting www.proxyvote.com. The proxy card includes instructions on submitting proxies using the Internet. Most Brooks shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, and live in the United States or Canada may vote using the Internet by following the instructions on the voting instruction card provided by their broker, trustee or nominee. Please see the voting instruction card for Internet voting availability.

Revocation of Proxies

     Signing the enclosed proxy card or otherwise submitting one’s proxy will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:
  filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

  authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or

  attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.
     Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to our corporate secretary before the vote at the Annual Meeting.

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 4, 2010.

     Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners, which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of November 30, 2009 with respect to the beneficial ownership of Common Stock by each nominee for director, the director emeritus and each executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers - Summary Compensation Table”, which we refer to as the “Named Executive

Officers”, all current executive officers, the director nominees and the director emeritus as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

	Shares of
	Common Stock
	Beneficially	Percentage of
Name	Owned(1)(2)	Class
Named Executive Officers:
Robert J. Lepofsky (3)	942,265	1.5%
Martin S. Headley	175,213	*
Steven A. Michaud (4)	145,060	*
Thomas S. Grilk (5)	139,152	*
Executive Officers:
Timothy S. Mathews	19,052	*

Directors Nominees and Director Emeritus:
A. Clinton Allen (6)	62,500	*
Robert J. Lepofsky	942,265	1.5%
Joseph R. Martin (7)	46,300	*
John K. McGillicuddy (8)	37,500	*
Krishna G. Palepu (9)	49,785	*
C.S. Park (10)	15,000	*
Kirk P. Pond	27,500	*
Marvin G. Schorr (11)	166,048	*
Alfred Woollacott, III (12)	60,820	*
Mark S. Wrighton (13)	63,484	*

All directors nominees, director emeritus and executive
officers as a group (14 persons) (21)	1,949,679	3.0%

Five Percent Owners:
FMR LLC, 82 Devonshire Street, Boston,
Massachusetts 02109 (14)	6,445,718	10.1%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road, Austin, Texas 78746 (15)	5,357,286	8.4%

Nierenberg Investment Management Company, Inc.
19605 NE 8th St. Camas, WA 98607 (16)	5,232,989	8.2%

Barrow, Hanley Mewhinney & Strauss, Inc.
2200 Ross Avenue, 31st Floor Dallas, TX 75201 (17)	5,104,520	8.0%

T. Rowe Price Associates Inc., 100 East Pratt Street
Baltimore, Maryland 21202 (18)	4,798,680	7.5%

Barclays Global Investors, 400 Howard Street
San Francisco, CA 94105 (19)	4,321,294	6.8%

Royce & Associates, LLC, 1414 Avenue of the Americas,
New York, NY 10019 (20)	3,181,234	5.0%

*	Less than one percent.

(1)	To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 30, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 2,170 shares held in our 401(k) retirement savings plan and 20,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(4)	Includes 2,042 shares held in our 401(k) retirement savings plan and 34,975 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(5)	Includes 62,500 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(6)	Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009, as well as 10,000 shares held by a relative of Mr. Allen, over which he has no voting rights.

(7)	Includes 20,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(8)	Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009 as well as 7,500 shares issued in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(9)	Includes 20,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(10)	Includes 7,500 shares issued in the form of restricted stock units that do not vest until the earlier of the attainment of age 65 or separation from service as a Brooks director.

(11)	Includes 22,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(12)	Includes 31,100 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(13)	Includes 22,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009.

(14)	Based upon the most recent Schedule 13G filed by FMR LLC with the SEC on January 12, 2009, as of December 31, 2008, FMR LLC had sole dispositive power over 6,445,718 shares.

(15)	Based upon the most recent Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009, as of December 31, 2008, Dimensional Fund Advisors LP had sole voting power over 5,303,955 shares and sole dispositive power over 5,357,286 shares.

(16)	Based on the most recent 13D/A filed by Nierenberg Investment Management Company, Inc. and certain affiliated entities on February 9, 2009, as of that date: the D3 Family Fund, L.P. had shared voting and dispositive power over 766,927 shares; the DIII Offshore Fund, L.P. had shared voting and dispositive power over 793,835 shares; the D3 Family Bulldog Fund, L.P. had shared voting and dispositive power over 3,304,552 shares; the D3 Family Canadian Fund, L.P. had shared voting and dispositive power over 367,675 shares; Nierenberg Investment Management Company, Inc. had shared voting and dispositive power over 5,232,989 shares; Nierenberg Investment Management Offshore, Inc. had shared voting and dispositive power over 793,835 shares; David Nierenberg has the shared voting and dispositive power over 5,232,989 shares. Nierenberg Investment Management Company, Inc. is the general partner of the D3 Family Fund, L.P. the D3 Family Bulldog Fund, L.P. and the D3 Family Canadian Fund, L.P.. Nierenberg Investment Management Offshore, Inc. is the general partner of the DIII Offshore Fund, L.P. David Nierenberg is the president of Nierenberg Investment Management Company, Inc. and of Nierenberg Investment Management Offshore, Inc.

(17)	Based upon the most recent Schedule 13G filed by Barrow, Hanley Mewhinney & Strauss, Inc. with the SEC on February 12, 2009, as of December 31, 2008 Barrow, Hanley Mewhinney & Strauss, Inc. had sole voting power over 2,250,220 shares and dispositive power over 5,104,520 shares.

(18)	Based upon the most recent Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2009, as of December 31, 2008 T. Rowe Price Associates, Inc. had sole voting power over 1,332,438 shares and sole dispositive power over 4,798,680 shares.

(19)	Based upon the most recent Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2009, as of December 31, 2008, Barclays Global Investors, NA had sole voting power over 1,241,743 shares and sole dispositive power over 1,493,427 shares; Barclays Global Fund Advisors had sole voting power over 2,061,452 shares and sole dispositive power over 2,785,157 shares; and Barclays Global Investors, LTD had sole voting power over 1,820 shares and sole dispositive power over 42,710 shares.

(20)	Based upon the most recent Schedule 13G filed by Royce & Associates, LLC with the SEC on January 23, 2009, as of December 31, 2008 Royce & Associates, LLC had sole voting and dispositive power over 3,181,234 shares.

(21)	Includes 253,015 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2009 and 4,212 shares held in our 401(k) retirement savings plan.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     At the Annual Meeting, nine directors are to be elected to serve until the 2011 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Nominating and Governance Committee of the Board of Directors has nominated the persons listed below for election as directors.

Information on Nominees

     The membership of the Board of Directors stands at nine directors and one non-voting director emeritus. All nine nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. None of the nominees has been nominated pursuant to any arrangement or understanding with any person.

     Dr. Schorr serves as Director Emeritus. He is appointed to this position by the Board of Directors, and is not voted upon by the stockholders of the Company. However, disclosure with respect to Dr. Schorr is provided in the proxy statement as if he were subject to such election. Dr. Schorr became Director Emeritus in October 2005 in connection with the acquisition of Helix Technology Corporation (which we refer to as “Helix”) by us, and was so appointed pursuant to the merger agreement under which we acquired Helix in October 2005. The Board of Directors has elected to extend the position of Director Emeritus and Dr. Schorr’s service in such position until our 2011 annual meeting. As Director Emeritus, Dr. Schorr is entitled to attend and participate in all meetings of the Board of Directors but does not vote.

     The following table sets forth certain information as of December 11, 2009 with respect to the nine nominees and with respect to Dr. Schorr. When used below, positions held include positions held with our predecessors and subsidiaries.

Name	Age	Position	Director Since
A. Clinton Allen (2)(5)	65	Director	2003
Robert J. Lepofsky (4)	65	Director, President and Chief	2005
		Executive Officer
Joseph R. Martin (3)(4)	62	Chairman of the Board of Directors	2001
John K. McGillicuddy (1)(3)(4)	66	Director	2003
Krishna G. Palepu (3)(5)	55	Director	2005
C. S. Park (2)(3)	61	Director	2008
Kirk P. Pond (2)(3)	65	Director	2007
Alfred Woollacott, III (1)(5)	63	Director	2005
Mark S. Wrighton (1)(5)	60	Director	2005
Marvin G. Schorr	84	Director Emeritus	2005
____________________

(1)	Member of our Audit Committee for fiscal 2010.

(2)	Member of our Human Resources and Compensation Committee for fiscal 2010.

(3)	Member of our Nominating and Governance Committee for fiscal 2010.

(4)	Member of our Executive Committee for fiscal 2010.

(5)	Member of our Finance Committee for fiscal 2010.

     Mr. A. Clinton Allen has been a director since October 2003. In addition to serving as a director, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen is currently the non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, and as a director of LKQ Corporation, a supplier of recycled OEM automotive parts. He is also a director of Avantair, Inc., a provider of fractional aircraft shares for business and personal use.

     Mr. Robert J. Lepofsky became our President and Chief Executive Officer on October 1, 2007. He became a director in October 2005 following the acquisition of Helix Technology Corporation, and was appointed to our Board pursuant to the Helix Merger Agreement. Mr. Lepofsky was President and Chief Executive Officer of Helix from January 1989 until December 2004, having previously served as Helix’s Senior Vice President and Chief Operating Officer from 1979 through 1988. He became Chairman of the Board of Helix on January 1, 2005. He joined Ensign-Bickford Industries, Inc., a privately held, broadly diversified company, in January 2005 as President and Chief Executive Officer and remained in that position until his retirement in November 2006. Mr. Lepofsky is also a director of Avantair, Inc., a provider of fractional aircraft shares for business and personal use. In the not-for-profit sector Mr. Lepofsky is a Life Trustee of the Beth Israel Deaconess Medical Center and an Overseer of the Boston Symphony Orchestra.

     Mr. Joseph R. Martin has been a director of Brooks since June 2001 and Chairman of the Board since May 2006. Mr. Martin served as Executive Vice President and Chief Financial Officer, and later Sr. Executive Vice President, and then as member of Office of the Chairman of Fairchild Semiconductor International, Inc., a supplier of power semiconductors, from June 1996 to May of 2004. He served as the Vice Chairman of Fairchild’s Board of Directors from 2003 until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power converters. Mr. Martin also serves as Trustee of Embry-Riddle Aeronautical University.

     Mr. John K. McGillicuddy has been a director since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products as well as member of the board of directors of Cabot Corporation, a chemical manufacturer.

     Professor Krishna G. Palepu has been a director since November 2005. Professor Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean for International Development at the Harvard Business School. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School, including Senior Associate Dean, Director of Research, and Chair, Accounting and Control Unit. Professor Palepu is also a director of BTM Corporation, a management solutions provider focused on converging business with technology. Professor Palepu was formerly a member of the board of directors of Satyam Computer Services Limited (“Satyam”), an Indian company whose shares are publicly traded in India and on the New York Stock Exchange. In December 2008, Professor Palepu resigned from the board of Satyam.

     In January 2009, the Chairman of Satyam disclosed a series of fraudulent transactions that resulted in an overstatement of Satyam’s assets and revenue. As a result of subsequent investigations by agencies of the Indian government, various proceedings are now pending in India involving allegations of fraud, substantial overstatements of revenues, profits and assets, as well as violations of sections of India’s criminal and corporate statutes. An investigative agency of the Indian government has produced a report relating to these matters alleging a series of violations of the Companies Act, 1956, of India (the “Companies Act”) by the former directors of Satyam. This agency has filed complaints with respect to two of these allegations naming Professor Palepu and other Satyam directors. These complaints relate to Satyam’s alleged failure to properly identify highly paid employees in reports required by the Companies Act and failure to obtain prior approval from the government of India for consulting fees paid to Professor Palepu. Professor Palepu has also been named as a respondent to a petition brought in January 2009 before the Company Law Board of the Indian government arising out of these same facts. Professor Palepu, along with the other former directors of Satyam and other parties, is also a named defendant in a putative class action lawsuit pending in the United States District Court for the Southern District of New York in which the plaintiffs allege violations of the United States securities laws, including Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

     Professor Palepu has informed our Board of Directors that he believes these allegations lack merit and that he intends to assert his defenses vigorously. After reviewing the matter itself and discussing these claims and the surrounding facts with Professor Palepu, our Board of Directors (Professor Palepu recusing himself) voted to nominate Professor Palepu to serve on our Board of Directors.

     Dr. C.S. Park became a member of our Board in April 2008. Prior to joining Brooks’ Board, from September 1996 through February 2000, he served as Chairman, President and CEO of Hyundai Electronics America in San Jose, California. Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park also served as Chairman of Maxtor Corporation from May 1998 until it was acquired by Seagate Technology in 2006. He continues to serve on the Seagate’s board of directors. In addition to his corporate experiences, Dr. Park has also served as a Management Consultant at Ernst & Young Consulting Inc. in Seoul, South Korea, as well as a Managing Director, Investment Partner, and Senior Advisor to H&Q Asia Pacific, a private equity firm based in Palo Alto, California. In addition to his current position as a board member at Seagate Technology, Dr. Park also serves on the boards of Computer Sciences Corporation, Ballard Power Systems Inc. and Smart Modular Technologies, Inc.

     Mr. Kirk P. Pond became a director in November 2007. Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., from June 1996 until May 2005. He served as the Chairman of Fairchild’s Board of Directors from 1997 and until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of Wright Express Corporation. Mr. Pond has also served on the advisory board of the University of Arkansas Engineering School since 1987.

     Mr. Alfred Woollacott, III is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He became a director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. He is currently a board member of William Hart Realty Trust and the Hart Haven Community Association. Mr. Woollacott also serves as a Director of Greencore U.S. Holdings, a wholly owned subsidiary of Greencore Group PLC, an Irish corporation listed on the Irish Stock Exchange which is an international manufacturer of convenience foods and ingredients.

     Dr. Mark S. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He became a director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. Dr. Wrighton also serves as director of Cabot Corporation, a chemical manufacturer, and of Corning Incorporated, a manufacturer of specialty glass and ceramics.

     Dr. Marvin G. Schorr served as Chairman of the Board of Helix from August 1996 to December 2004. Dr. Schorr became Brooks Director Emeritus in October 2005 pursuant to our merger agreement with Helix. Dr. Schorr is a director of Tech/Ops Sevcon, Inc., a manufacturer and seller of control products for battery operated vehicles.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE
STOCKHOLDERS VOTE FOR THE ELECTION OF THE NINE NAMED NOMINEES.
____________________

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Board of Directors

     The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management and, in so doing, to serve our and our stockholders’ best interests. Management keeps the directors informed of our activities through regular written reports and presentations at Board and committee meetings. During 2007 the Nominating and Governance Committee of the Board conducted a review of our governance policies and practices, and upon the recommendation of that committee, the Board adopted the Governance Policy that is publicly available on our website at www.brooks.com. That policy calls for, among other things, the maintenance of Board leadership that is separate from the Company’s executive leadership, whether that comes in the form of an independent Chairman or an independent lead director. The independent Chairman presides over the regularly held executive sessions of the board, noted below, at which the Chief Executive Officer is not present. During 2007 the Board also allowed the Company’s shareholder rights plan, or poison pill, to expire. Each director is required to stand for election annually.

     The Board has assessed each of the nine nominees for director against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin, McGillicuddy, Palepu, Park, Pond, Woollacott and Wrighton, being eight of the nine directors, meet the general definition of an independent director. The Board has further determined that all members of the Audit Committee (among others) meet the stricter definition required for members of an Audit Committee, and determined that each member of the Audit Committee qualifies as an Audit Committee Financial Expert.

     The Board of Directors held six meetings during the fiscal year ended September 30, 2009. The Board of Directors took action on two occasions by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2009. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he was a member held while he was a director during the last fiscal year. In connection with each of the Board’s four regularly scheduled meetings, all non-employee members of the Board met in executive sessions without the Chief Executive Officer being present. The independent Chairman presides over these executive sessions.

     The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related to our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:
  By telephone: (978) 262-4400

  By electronic mail: Directors@Brooks.com

  By first class mail, overnight mail or courier:
Brooks Board of Directors
15 Elizabeth Drive
Chelmsford, MA 01824

     As a matter of policy we encourage the directors to attend meetings of stockholders. All of the nominees for election as director were directors at the time of, and attended, the last stockholder meeting in February 2009.

     Members of the Board are required to attend formal continuing education programs for directors at least every three years and encouraged to do so more often. Within the past two years all members of the Board have attended formal director education programs approved by Institutional Shareholder Services (“ISS”).

Chairman of the Board

     On May 17, 2006 the Board of Directors elected Joseph R. Martin to serve as Chairman of the Board. Under our By-Laws and Governance Policy, the Chairman sets the agenda for meetings of the Board of Directors, presides over executive sessions of the Board and performs such other duties as the Board may assign.

Committees of the Board

     The Board currently has the following standing committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee.

     Audit Committee. Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions, business risk assessment and internal controls. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

     A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. The Charter of the Committee was most recently revised on November 9, 2008. The changes were intended to conform to updated regulatory requirements and reflect current Committee practice. These modifications were made in conjunction with the Committee’s annual review of the Charter. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Wrighton and Woollacott, each of whom remains on the Committee during fiscal 2010. The Board of Directors has reviewed the qualifications of each member of the committee and has determined that each of them meets that stricter definition of independence and that each qualifies as an “audit committee financial expert” as defined by SEC rules.

     The Audit Committee met on six occasions during the fiscal year ended September 30, 2009 and each person then a member of the Committee attended each meeting. It took no action by written consent.

     Executive Committee. The purpose of the Executive Committee is to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances on which a timely response is required and full Board participation is not reasonably feasible. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. When possible, and usually, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee is currently comprised of Messrs. Martin (Chair), McGillicuddy, and Lepofsky. The Executive Committee did not meet in fiscal year 2009.

     Finance Committee. The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company’s capital structure, including financial strategies, policies, practices and transactions. Among other things the Finance Committee recommends how to employ the Company’s cash resources in the best interests of stockholders and assist the management and the Board in the consideration and review of possible strategic transactions. Its purposes do not include the evaluation of financial performance and controls delegated under the Charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if it so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. Members of the Finance Committee and its Chairperson are chosen by the Board and serve at the Board’s pleasure with no term limit. During fiscal 2009 the Finance Committee was comprised of Messrs. Palepu (Chair), Woollacott, Pond and Park. The Finance Committee met two times in fiscal year 2009 and each person then a member of the Committee attended each meeting. For fiscal 2010 the Committee is comprised of Messrs. Allen (Chair), Wrighton, Woollacott and Palepu, each of whom meets the definition of independent director.

     Human Resources and Compensation Committee. The Human Resources and Compensation Committee has overall responsibility for our executive compensation philosophy, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also approves all grants to employees under our stock plans and recommends the ratification of those grants by the full Board of Directors. Actual grants under those plans must be approved by the full Board as well as the Committee as set forth in the Governance Policy. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities.

     Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The Charter of the Committee was most recently revised in August 2007. The revised charter is publicly available on our website at www.brooks.com. During fiscal 2009 the Human Resources and Compensation Committee was comprised of Messrs. Wrighton (Chair), Allen, Park and Pond, each of whom meet the definition of an independent director and the other requirements for membership. For fiscal 2010 the Committee is comprised of Messrs. Pond (Chair), Allen and Park, all of whom are independent directors.

     The Human Resource and Compensation Committee met on three occasions during the fiscal year ended September 30, 2009 and each member attended all meetings.

     Human Resources and Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.

     Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the committees of the Board; (vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any committees of the Board.

     Under its charter, as supplemented by the rules of The Nasdaq Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of The Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. During fiscal 2009 the Nominating and Governance Committee was comprised of Messrs. Palepu (Chair), Allen, McGillicuddy and Martin, each of whom meets the definition of an independent director. For fiscal 2010 the members of the Committee are Messrs. Palepu (Chair), Martin, Park, McGillicuddy and Pond, all of whom are independent directors.

     The Nominating and Corporate Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, third party search firms or other appropriate sources. In evaluating candidates the Committee seeks the strength that is derived from a variety of experiences among Board members, embracing the criteria and qualifications set forth in the Committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), diversity, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2011 annual meeting of stockholders, they must follow the procedures described in “Other Matters — Stockholder Proposals and Recommendations For Director.”

     The Nominating and Governance Committee met four times during the fiscal year ended September 30, 2009 and each member attended each meeting.

Director Compensation Table
Fiscal Year 2009

	Fees
	Earned
	or Paid in	Stock		Option
	Cash	Awards		Awards	Total
Name	($) (1)	($) (2)		($) (3)	($)
(a)	(b)	(c)		(d)	(e)
Joseph R. Martin (4)	$87,000	$60,872		$13,904	$161,776
A. Clinton Allen	$68,000	$49,516	(5)	$14,058	$131,574
Kirk P. Pond	$69,500	$32,100	(6)	$-	$101,600
John K. McGillicuddy	$78,500	$49,957	(7)	$14,058	$142,515
Krishna G. Palepu	$86,375	$49,516	(8)	$34,287	$170,178
Alfred Woollacott, III	$71,000	$49,516	(9)	$33,853	$154,369
Mark S. Wrighton	$77,000	$49,573	(10)	$33,853	$160,426
C. S. Park	$62,750	$32,100	(11)	$-	$94,850
Marvin G. Schorr (13)	$51,500	$49,640	(12)	$33,853	$134,993

Robert Lepofsky is not included in the table because as he is an employee of the Company, received no compensation for his services as a director and is included in the Summary Compensation Table under Executive Compensation.

(1) The Directors elected to temporarily suspend Board and Committee meeting fees effective February 11, 2009 for the balance of the year. This decision resulted in $115,000 in cash payments being forfeited in FY 2009.

(2) Stock awards consist of restricted and unrestricted stock. Amounts shown do not reflect compensation actually received by the Director. The amounts shown represent stock-based compensation expense recognized in the 2009 Consolidated Financial Statements, excluding any assumption for future forfeitures. This expense incorporates unvested performance and time based grants awarded in the FY 2009 and prior fiscal years. There were no actual forfeitures of stock awards by any Directors in 2009. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 22 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on p. 44 of the Annual Report.

(3) Option awards consist of stock options. Amounts shown do not reflect compensation actually received by the Director. The amounts shown represent stock-based compensation expense recognized in the 2009 Consolidated Financial Statements, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of the Annual Report: (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 22 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on p. 44 of the Annual Report. There were no actual forfeitures of stock options by any Directors in 2009.

(4) As of September 30, 2009, Mr. Martin held 5,000 shares of unvested restricted stock and 20,000 shares of common stock underlying unexercised options.

(5) As of September 30, 2009, Mr. Allen held 5,000 shares of unvested restricted stock and 10,000 shares of common stock underlying unexercised options.

(6) As of September 30, 2009, Mr. Pond held 0 shares of unvested restricted stock.

(7) As of September 30, 2009, Mr. McGillicuddy held 5,000 shares of unvested restricted stock and 10,000 shares of common stock underlying unexercised options as well as 7,500 shares issued in the form of restricted stock units that do not vest until separation from service as a Brooks director.

(8) As of September 30, 2009, Professor Palepu held 5,000 shares of unvested restricted stock and 25,000 shares of common stock underlying unexercised options.

(9) As of September 30, 2009, Mr. Woollacott held 5,000 shares of unvested restricted stock and 36,100 shares of common stock underlying unexercised options.

(10) As of September 30, 2009, Dr. Wrighton held 5,000 shares of unvested restricted stock and 27,220 shares of common stock underlying unexercised options.

(11) As of September 30, 2009, Mr. Park held 0 shares of unvested restricted stock and 7,500 shares issued in the form of restricted stock units that do not vest until the earlier of the attainment of age 65 or separation from service as a Brooks director.

(12) As of September 30, 2009, Dr. Schorr held 5,000 shares of unvested restricted stock and 27,220 shares of common stock underlying unexercised options.

(13) Dr. Schorr is Director Emeritus.

     Compensation Policy. For service on the Board, our nonemployee directors receive a $50,000 cash annual retainer and reimbursement of expenses reasonably incurred in connection with board service. Nonemployee directors who are members of a board committee receive an additional annual retainer of $7,500 per year for their services on each committee. The Chairman of the Board receives a $25,000 annual retainer for serving in that position. The Chairman of each committee receives an additional annual retainer of $7,500 for serving as chair. It has been the policy of the Board that Directors are also paid a $1,500 board or committee meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings attended on that date. However, effective in February 2009, the members of the Brooks Board unanimously agreed to forego the payment of meeting fees for the balance of 2009 in light of the severe economic downturn experienced in the semiconductor capital equipment market. The Nominating and Governance Committee and the full Board will continue to monitor and assess Board compensation in general and the matter of meeting fees in particular in light of business and market conditions and such other factors as they deem appropriate.

     Pursuant to our director compensation policy, as most recently revised during 2007, nonemployee directors are granted shares of stock on the following terms:

t	All nonemployee directors are required over time to own shares of our Common Stock having a market value of at least $300,000;

t	Each nonemployee director is granted 7,500 shares of stock on the date of the annual meeting or upon his or her initial election or appointment as a director.

t	Each newly elected nonemployee director receives a grant of 7,500 shares of unrestricted stock upon initially assuming duties; and,

t	Under the Board’s current policy, as revised during 2007, there are no transfer restrictions pertaining to the shares granted under this policy. However, with respect to shares of restricted stock granted to directors prior to 2007, transfer restrictions, if any, on all such shares lapse in a manner such that on the fourth anniversary of the initial grant, restrictions will have lapsed on all shares granted during that four-year period. However, each such nonemployee director must nonetheless maintain equity ownership in the Company over time of at least $300,000 as described above.

     The target ownership and share grant amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Nominating and Governance Committee based on the committee’s analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.

     Employee directors may elect to participate in our 1995 Employee Stock Purchase Plan and may be granted options, restricted stock or other equity incentive awards under our Amended and Restated 2000 Equity Incentive Plan.

     Deferred Compensation Plan. Members of the Board of Directors are eligible to participate in the Non-Qualified Deferred Compensation Plan described in “Compensation Discussion and Analysis – Non-Qualified Deferred Compensation”.

     Indemnification Agreements. We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

     The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

EXECUTIVE OFFICERS

Biographical Information

     The names of our executive officers and certain biographical information furnished by them as of December 23, 2009 are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company
Robert J. Lepofsky	65	President and Chief Executive Officer
Martin S. Headley	53	Executive Vice President and Chief Financial Officer
Timothy S. Mathews	46	Vice President, Corporate Controller
Steven A. Michaud	47	Senior Vice President & Group Executive of the Critical
		Solutions Group
Thomas S. Grilk	62	Senior Vice President, General Counsel and Secretary

     For biographical information about Mr. Lepofsky, see “Proposal No 1 — Election of Directors — Information on Nominees” above.

      Mr. Martin S. Headley has been Executive Vice President and Chief Financial Officer since January 2008. From August 2004 to March 2007, he served as the Executive Vice President and Chief Financial Officer for Teleflex Inc., a global diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products. From July 1996 until August 2004 he was Vice-President and Chief Financial Officer of Roper Industries, Inc., a diversified company that designs, manufactures and distributes analytical instrumentation, digital imaging, fluid handling and specialty industrial controls for global niche markets.

     Mr. Timothy S. Mathews was appointed Vice President, Corporate Controller and Principal Accounting Officer, in May 2008. Prior to joining Brooks, Mr. Mathews was the Vice President of Finance for Equallogic, Inc., a manufacturer of storage area networking equipment that was acquired by Dell Computer in early 2008. From 2004 until 2007, he was Corporate Controller of Accellent, Inc., a manufacturer of medical device components, serving as Principal Accounting Officer of that firm during the final three months of his tenure there. During 2003 and 2004 Mr. Mathews served as Director of Corporate Accounting and Financial Reporting for Enterasys Networks, Inc. a global manufacturer of network equipment.

     Mr. Steven A. Michaud was appointed Senior Vice President & Group Executive of the Critical Solutions Group (CSG) in November 2008 and has been an executive officer of the Company since February 2008. Mr. Michaud joined Brooks when the Company completed its acquisition of Helix Technology in late 2005. Prior to 2005, Mr. Michaud served in positions of increasing responsibility in engineering, manufacturing, and supply chain management during his seventeen year career at Helix.

     Mr. Thomas S. Grilk joined Brooks in November 2002 as Senior Vice President and General Counsel. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems. He is President and a member of the Board of Governors of the Boston Athletic Association.

Compensation Discussion and Analysis

     Our ability to win in the marketplace while delivering value to our customers and shareholders is directly linked to the performance of our leadership. Accordingly, we design and deliver an executive compensation program that is motivating, equitable, competitive, balanced across elements and strongly tied to our performance.

     Compensation, Philosophy and Objectives

     We employ a compensation strategy that seeks to deliver competitive, performance focused, and cost effective total compensation that enables us to attract, motivate and retain a high performing leadership team critical to our long term success. The compensation design and composition reflects our operating environment, the cyclical nature of our industry, and our commitment to rewarding behaviors and results that contribute to our long term success.

     The objective of our executive compensation program is to provide competitive compensation in line with the practices of leading semiconductor capital equipment and high technology companies with whom we compete for business and people. Our total rewards strategy is intended to provide:
  An appropriate balance between fixed and variable pay

  Performance based awards tied to company, business group and individual results that may produce high total compensation levels when warranted by performance results that have a high target objective

  Recognition that in a highly cyclical industry, the ability to perform throughout the cycles is critical to our long term success
     We have not defined specific percentages of fixed, variable, and long term compensation. Given the cyclical nature of the semiconductor capital equipment industry, we designed our executive pay program to provide base compensation competitive with our peer group along with the opportunity to earn variable pay when performance justifies. Although we do not determine specific allocations to the various elements of total compensation, independent consultant reviews have indicated actual practice is weighted similarly to the external market. Equity grants are formulated in reliance upon market data provided by compensation consultants based on proxy and survey data and the projection that, when fully vested, our share price should be at a growth level reflecting strong financial results that provide a competitive return to shareholders over the period. For executive officers, this translates into a projected equity value to base salary ratio generally ranging from 0.5 to 3.0.

     Process for Executive Compensation Determination

     The Human Resources and Compensation Committee is responsible for developing and administering the compensation program for executives. All Human Resources and Compensation Committee compensation recommendations are submitted to the non-employee directors of the Board for final vote and approval. The Human Resources and Compensation Committee is composed of at least three members, all of whom are independent directors. For fiscal 2009, the Human Resources and Compensation Committee was composed of Dr. Mark Wrighton (chair); Mr. A. Clinton Allen; Mr. C.S. Park; and Mr. Kirk Pond. Preparing for FY 2010 committee assignments, Dr. Wrighton has moved to the Finance Committee and Mr. Pond has assumed the role of Chairman of the Human Resources and Compensation Committee.

     The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Human Resources and Compensation Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers with the exception of the CEO whose salary is determined by the Committee. The Committee also holds executive sessions that are not attended by any members of management. The Committee makes recommendations to the non-employee directors on specific elements of the Chief Executive Officer’s compensation, as well as other significant aspects of the Company’s executive pay programs, for their final approval.

     The recommendations include the following:
  Salary adjustment recommendations are made after a compilation and review of executive compensation survey data and an evaluation of individual performance over the prior year.

  Annual performance based variable compensation payments are primarily determined by our actual financial performance against specified metrics as well as the achievement of strategic individual objectives.

  Equity grants, which can be made in the form of stock options, restricted shares or performance shares, are reviewed by the Board and are intended to provide long term compensation that seeks to retain our executives and reward them for bringing value to shareholders.
     The Human Resources and Compensation Committee retains the services of independent compensation consultants to assist us in analyzing and comparing our compensation programs to those offered by other similar companies. During fiscal 2009, the Committee continued its relationship with Pearl Meyer & Partners. The consultant provides no other services other than executive compensation and all services and fees are approved by the Committee chair. During fiscal 2009, Pearl Meyer and Partners provided advice and support in the following ways:
  The appropriateness of our peer group of firms for executive compensation comparison purposes

  An analysis of the performance calibration of our executive compensation pay rates when compared to our peer group of companies over a three year period

  Ongoing developments in Executive Compensation and new requirements for proxy disclosure

  Calculation of potential change in control payments for proxy reporting

  Attendance at the scheduled meetings to assist with ongoing support
     Before each meeting, the Human Resources and Compensation Committee is provided appropriate materials and information necessary to make informed decisions on the Company’s executive compensation practices. This material is supplemented by reports prepared by Pearl Meyers & Partners. The Committee uses its judgment supported by facts and documentation in making compensation recommendations that support our philosophy and objectives.

     Risk Assessment Process

     With the new rules proposed this past July by the SEC on increased compensation disclosure, the Committee enlisted its external consultant for assistance on addressing the requirements, particularly the risk assessment review. In the absence of more specific SEC guidance, the Committee undertook an assessment of the risk profile of its executive and account manager compensation programs. Working in tandem with our external consultants we developed a framework to assist the Committee in ascertaining any potential material risks and how they may link with the compensation program. The Committee was provided with a series of analytical questions which focused upon several key areas of our program including: external market reference; pay mix; range and sensitivity of performance based variable plans; selection of performance metrics; goal setting process; and our checks and balances on the payment of compensation. This provided a process to consider if any of our current programs, practices or procedures should be altered to ensure that an appropriate balance between prudent business risk and resulting compensation is maintained.

     This process resulted in a conclusion by the Committee that our policies and procedures largely achieved this balance, although, suggestions for enhancing our goal setting process for both the executive annual and long term performance plans have been implemented to further ensure an appropriate balance between annual goals and long term financial success and growth. Previously, administrative changes to the long term equity programs to reduce risk had been implemented. Clawback provisions for annual and long term incentive compensation are already in place for the CEO and CFO in the event of an accounting restatement due to material noncompliance of the Company, as a result of the misconduct or gross negligence with any financial reporting requirements. In addition, the Committee has approved stock ownership guidelines for senior leadership that will become effective starting with FY 2010 to further align the executive’s interests with that of our shareholders over the long term.

     Our account manager variable compensation plan sets goals and objectives for annual achievement that emphasize customer relationship development over the long term. This approach is deemed most appropriate for ensuring the Company’s growth and prosperity.

     Elements of Our Executive Compensation Program

     The primary elements of compensation for executives are base salary, an annual performance based variable compensation arrangement and periodic equity grants (generally in the form of restricted shares). The welfare benefits program enjoyed by Brooks executives is the same as that offered to all other domestic regular employees. Four of the named executive officers, Mr. Lepofsky, Mr. Headley, Mr. Grilk and Mr. Michaud, have entered into an employment agreement that outlines the terms and provisions of their at will employment status. The agreement covers title, duties and responsibilities, stipulates compensation terms, and provides for post termination compensation in certain circumstances.

     Base Salary

     We set base salary for our senior executives initially in offer letters and/or employment agreements and review the salaries annually with any changes generally taking effect as of January 1. Any recommendations for salary changes are made by the CEO and presented to the Human Resources and Compensation Committee and full Board for approval. Our Human Resources department uses compensation survey data to gauge the market competitiveness of our senior executive salaries. For fiscal 2009, we compared our compensation data to that of our peers using survey data provided by independent parties, including:
  AON’s Radford Executive Survey – a survey of high technology companies with data for over 700 firms and 17,000 incumbents.

  Salary.com’s, IPAS Executive Survey – a 300 firm global survey concentrating in the high technology industry.

     In addition, the Human Resources and Compensation Committee commissioned Pearl Meyer & Partners, as part of a larger study, to review the market competitiveness of executive salaries. Pearl Meyer accessed both published survey data from relevant sources as well as focusing specifically on the Company’s peer group in determining base salary competitiveness. Their findings presented at the beginning of the 2009 fiscal year were consistent with the internal study and showed that the range of executive salaries was between the 25th and 75th percentile of both the larger survey source and the peer group and were overall at the 60th percentile, consistent with the Company’s objective of competitive compensation.

     For fiscal 2009 no salary adjustments were recommended by Mr. Lepofsky with the exception of Mr. Michaud who received a promotional increase to an annual rate of $300,000 in November, 2008 following the restructure of our two largest product divisions into one under Mr. Michaud’s management.

     As industry and business economic conditions substantially declined following the start of calendar 2009, Mr. Lepofsky requested that the Committee reduce his base salary by $100,000 from an annualized rate of $650,000 to $550,000. This action was offered and became immediately effective on February 11, 2009 with the proviso that the base salary would be restored following the close of the 2009 fiscal year. Subsequent to this action, the remaining senior executives offered to temporarily reduce their salaries by 10% which the Committee accepted and became effective March 1, 2009. Mr. Lepofsky subsequently recommended and the Committee accepted the recommendation to continue the salary reduction past September 30, 2009.

     Annual Incentive-Performance Based Variable Compensation

     We provide performance based variable compensation (PBVC) to named executive officers and additional key management personnel. The framework provides for the setting of aggressive but achievable goals designed to provide awards commensurate with the value achieved for the Company. Named executive officers are responsible for achieving goals among corporate/business unit financial metrics and strategic objectives for each participant. We integrate functional and individual goals and objectives in the award to address measurable performance factors critical to our success within the control and accountability of an individual executive. Examples of corporate and individual objectives include:
  Return on Invested Capital

  EBITDA as a Percent of Net Tangible Assets

  Gross Margin Performance

  Customer satisfaction as evidenced by out-of-box quality, on-time delivery, escalation closures

  New product revenue growth

  Working Capital Management

  Career development programs

  Effectiveness of internal control over financial reporting
     Each fiscal year, the Committee and Board establishes performance based variable compensation opportunities for the CEO and reviews and approves those submitted by the CEO for the named executive officers against the financial targets, goals and objectives established to measure performance. We use tailored corporate financial performance measures and individual objectives for named executive officers and senior executives to focus performance and accountability around those measures and objectives. This assures a high level of accountability in assessing performance and approving awards.

     Mr. Lepofsky and Mr. Headley are eligible for awards ranging from 0% to 200% and 150%, respectively, of their target with their target being established at 100% of base salary. Under the framework of performance based variable compensation, other named executive officers are eligible for awards ranging from 0% to 80% of base salary. The Human Resources and Compensation Committee may also take into account such other factors as it deems relevant. In addition, the Board of Directors and Human Resources and Compensation Committee has discretion to make adjustments they deem necessary to ensure the motivational impact of the awards.

     Peer group performance is considered in the award to reflect the cyclical nature of the semiconductor capital equipment sector and the need to measure our performance on a relative basis. With the assistance of consultants Pearl Meyer & Partners, the Company’s peer group was reviewed and edited in 2009. Criteria used to add and delete firms from the peer group included industry/product relevance; revenue similarity; and market capitalization similarity. The companies selected are the same as used in the prior fiscal year with the exception of Asyst which filed for bankruptcy protection in 2009. These firms include:

Advanced Energy Industries, Inc.

Cymer, Inc.

Entegris, Inc.

FEI Company

LAM Research Corporation

Mattson Technology Corporation

MKS Instruments, Inc.

Novellus Systems, Inc.

Photronics, Inc.

Ultra Clean Technology, Inc.

Varian Semiconductor Equipment Associates, Inc.

Veeco Instruments, Inc.

     For FY 2009, the Committee established financial performance goals focused and weighted on the ability of management to guide the Company through a turbulent industry and global economic recession. The performance goals were established to insure that our operations were restructured to improve performance, enhance our competitiveness and position ourselves for long-term growth once the industry and economy recovered. In establishing the financial performance metrics consistent with these objectives, the Committee sought to permanently remove significant levels of operating expense while simultaneously improving the effective utilization of its assets. In maintaining the principle of setting aggressive but achievable goals the following financial metrics were established:
  Exiting the fiscal year with a cash position in excess of $100 million dollars

  Achieving adjusted EBITDA break even at a $80mm-$85mm quarterly revenue run rate

  Reducing cash utilization to less than $10mm per quarter
     A review of the results following the close of the fiscal year established that each of the aggressive goals had been achieved. As a result the following awards were made in shares of Brooks stock (except for Mr. Mathews whose award was paid in cash):

Robert J. Lepofsky	70,064 shares
Martin S. Headley	48,663 shares
Steven A. Michaud	20,637 shares
Thomas S. Grilk	14,268 shares
Timothy S. Mathews	$95,000

     The Committee chose to pay the awards in shares to most of the named executive officers to further its objective of increasing the alignment of senior executives with the interests of the shareholders while emphasizing the longer term growth opportunities for Brooks. Share amounts were determined based on a conversion of the award that would have been paid in cash into Brooks shares priced as of

November 13, 2009. The award was based upon a full achievement of the target performance based awards established for each executive and calculated against the reduced base salaries in effect for the majority of the 2009 fiscal year.

     For 2010, PBVC plan metrics will be based on corporate financial performance in 2010 as measured against specific target ratios for EBITDA and working capital as a percent of sales approved for the fiscal year by our Directors as well as non-financial individual performance goals for each senior executive (including the CEO) based on an assessment of each executives’ accomplishments at the conclusion of the fiscal year. All payouts will be predicated upon the Corporation first realizing full year profitability at a pre determined target and positive cash flow generation in 2010.

Share Ownership Guidelines

     At its November, 2009 meeting, the Committee approved stock ownership guidelines to further align the interests of our senior executives most accountable for influencing long term growth in share price with those of our shareholders. The guidelines require that within five years senior executives including Messrs. Lepofsky, Headley, Michaud, Grilk and others acquire and maintain beneficial ownership of Brooks shares at different multiples of salary depending upon position. For the CEO and CFO position, the requirement is 3 times base salary; for the remaining positions covered by the policy the requirement is 2 times base salary. The guidelines become effective in FY 2010.

     Equity Compensation

     We grant equity interests periodically through our Amended and Restated 2000 Equity Incentive Plan in the form of options, time based restricted shares or performance share grants. The Board and Human Resources and Compensation Committee believe that long term equity incentive vehicles can serve as effective motivational tools by aligning our executives’ economic interests with those of our shareholders. Our performance and time based restricted share grants have vesting provisions to promote long term tenure and encourage a more strategic focus on behalf of the management.

     The Human Resources and Compensation Committee recommends equity awards at its scheduled meetings. Grants approved by the Board during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date. For example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date. All stock option grants have a per share exercise price equal to the fair market value of our common stock on the grant date. The Committee has not granted and will not grant equity awards of any type in anticipation of the release of material nonpublic information. Additionally, the timing of the release of material nonpublic information has not and will not be intended to correlate with equity award grants. The Human Resources and Compensation Committee targets the February meeting date when executive and key employee equity grants are considered.

     The number of shares or options the Human Resources and Compensation Committee recommends for each key executive and the vesting schedule for each grant is determined based on a variety of factors, including market data reviewed, such as that provided by Pearl Meyer & Partners; the ability of the key executive’s position to impact long term shareholder value, the executive’s performance, and the current equity options or grants held by the executive. The Human Resources and Compensation Committee believes restricted and performance shares are a more favorable long term compensation vehicle than stock options because they provide more certain value to the executives, and are more efficient from an expense and dilution perspective.

     In addition to Mr. Lepofsky whose grants are discussed in the CEO compensation section of this report, we made share grants to senior executives in fiscal 2009 under the provisions of the Company’s Long Term Incentive Plan (LTIP). The LTIP is part of the Company’s executive compensation framework and is designed to work in unison with its other elements. It provides for the setting of aggressive but achievable longer term performance goals designed to reflect the value of results achieved by the Company and its shareholders. Performance metrics are established that correlate with Company growth, strategy and successful execution and performance. A combination of performance and time based shares are utilized. Performance based shares focus and align management leadership to increasing share value and profitable Company growth; time based shares help promote retention of key leadership talent while providing value perception to the recipients.

     LTIP awards in 2009 to senior executives including Messrs. Headley, Michaud, and Grilk were 50% performance based and 50% time based. In order for the restrictions on the performance shares to lapse, the Company must achieve a cash flow break even position on or before the quarter ending December 31, 2010. At the time of the award in February, 2009, the industry downturn and global economic recession were resulting in significant operating losses to the Company and the Committee believed it was important to streamline spending and achieve optimal operational efficiencies to help preserve the Company’s cash assets. Time based shares vest over a three year period in one-third increments with the initial vesting occurring September 30, 2009 and each year thereafter. As of the end of the September 2009 quarter, the performance objective had not yet been achieved and the performance restrictions remained in place.

     Non-Qualified Deferred Compensation

     We sponsor a Supplemental Employee Retirement Plan, which we refer to as the “SERP”, for key executives in addition to a Voluntary Deferred Compensation Plan, which we refer to as the “DCP”, for a broader group of executives.

     The Board established the SERP in 2006 in order to provide an additional incentive to retain executives considered key to our long term success.

     The SERP is modeled on a defined contribution basis. Each year the Committee can consider annual contributions to each participant’s account as a percentage of base salary. Of the named executive officers only Mr. Grilk is a current participant. Participants in the SERP manage the investments of their accounts using measurement mutual funds. Participants’ accounts vest 50% after five years participation and in 10% increments from years 6 – 10. Mr. Grilk is not vested in any portion of his balance. The Committee voted to freeze all future contributions in the SERP in November, 2008.

     The DCP was established in 2005 to permit eligible executives to defer a portion of their compensation on a pre-tax basis and receive tax deferred returns on the deferrals. The only contributions to this plan are those made by the executives who chose to participate in it. We currently make no contribution to this plan and our sole role is to administer the plan as described below. The plan is deemed unfunded for tax and ERISA purposes. Executives may elect to defer base salary (up to 90%), variable compensation, and commissions on a pre-tax basis. Amounts credited to the plan may be allocated by the executive among 15 hypothetical investment alternatives. The amounts deferred are not actually invested in the options; the investment options exist to enable us to calculate what a participant is owed at the time the deferred amounts are distributed. We purchase insurance to secure a portion of the investment risk liability associated with this plan.

     During 2009, none of the named executive officers participated in the DCP. The Plan was amended in 2008 to permit participation by non-employee Directors.

     Other Benefit Plans and Perquisites

     Our welfare benefit programs are designed to provide market competitive plans intended to provide current and future security for our employees and their families and further their commitment to the Company. Executive officers participate in the same welfare insurance and paid time off programs as provided to all U.S. based employees.

     The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to IRS limits. We make a matching contribution equal to 100% of the initial 3% of employee contributions and 50% for the next 3% of employee contributions. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.

     Following our acquisition of Helix in October, 2005, we assumed the management of Helix’s defined benefit pension arrangements made available to eligible Helix employees. The Helix Employees Pension Plan is a noncontributory tax qualified retirement plan; the Helix Supplemental Benefit Plan is a nonqualified plan intended to provide for the payment of retirement benefits whose Pension Plan benefits would exceed amounts permitted under the Internal Revenue Code. Both Plans were frozen effective October 31, 2006. Retirement benefits are provided under a defined benefit formula intended to replace approximately 40% of average base salary at age 65 after a full (25 years) career of service. Benefits are pro-rated for eligible executives who retire earlier than age 65 or with fewer than 25 years of service. As a former Helix employee, Mr. Michaud has a vested benefit with 18.2 years of service in the qualified Plan. He cannot be credited with any additional years under the terms of the frozen plan arrangement.

     We also provide medical and dental insurance with employee contributions, life, accidental death, business travel accident and income disability plans, paid time off for leisure, personal business or illness needs, health and dependent care flexible spending accounts and educational assistance programs to all employees, including executives.

     Employee Stock Purchase Plan

      Our 1995 Employee Stock Purchase Plan provides our employees with additional incentives by permitting them to acquire our common stock at a 15% discount to the then-current market price. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In 2009, Mr. Grilk participated for the entire fiscal year; no other named officers participated.

     Employment Agreements

     We have at-will employment agreements with certain executives other than the CEO. Mr. Lepofsky’s employment agreement is described elsewhere. Each such employment agreement provides for, among other things, a specified annual base salary and the opportunity for a variable compensation award based on performance. Each agreement also provides that the executive will be entitled to severance including one year’s base salary and continued participation in benefit plans if the executive’s employment is terminated by us without “cause” or if the employee resigns for “good reason”. “Cause” is defined to include willful failure or refusal to perform the duties pertaining to the employee’s job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of employment agreement or related agreements. “Good reason” is defined to include diminution of the responsibility or position of the employee, our breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year, if the employee is engaged in an ongoing search for replacement employment.

     Indemnification Agreements

     We have entered into indemnification agreements with each of our executive officers and certain key employees. The indemnification agreements provide that we will pay amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in our name where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

     CEO Compensation

     Mr. Robert J. Lepofsky, a former independent Board Director and former chair of the Human Resources and Compensation Committee, was appointed President and Chief Executive Officer effective October 1, 2007. In setting Mr. Lepofsky’s initial compensation, the Human Resources and Compensation

Committee utilized the services of Pearl Meyer & Partners and DolmatConnell & Partners, Inc. in crafting a competitive and motivating compensation arrangement consistent with the Company’s pay philosophy and programs.

     On February 11, 2009, the Board of Directors approved an amendment to Mr. Lepofsky’s employment agreement dated September 30, 2007 extending his contract termination date from September 30, 2009 to December 31, 2010. Additionally, the extension provided for Mr. Lepofsky’s contract termination date as an additional measurement date for purposes of determining the vesting of Mr. Lepofsky’s Performance-Based Equity Award.

     On February 11, 2009 the Board of Directors of the Company accepted Mr. Lepofsky’s offer to reduce temporarily his base salary from an annual rate of $650,000 to an annual rate of $550,000, effective as of February 11, 2009, for the balance of the fiscal year ending September 30, 2009.

     As part of the Long Term Incentive Plan awards for 2009 discussed in the Equity Compensation section of this report, Mr. Lepofsky was granted an award of 160,000 shares on February 11, 2009. Eighty thousand of the shares were time based with half of the shares vesting September 30, 2009 and the balance vesting September 30, 2010. The remaining 80,000 shares were subject to a performance restriction that the Company achieve a cash flow break even position on or before the quarter ending December 31, 2010. At the time of the award in February, 2009, the industry downturn and global economic recession were resulting in significant operating losses to the Company and the Committee believed it was important to streamline spending and achieve optimal operational efficiencies to help preserve the Company’s cash assets. As of the end of the September 2009 quarter, the performance objective had not yet been achieved and the performance restrictions remained in place.

     Following the close of the 2009 fiscal year, the Human Resources and Compensation Committee met in executive session to review Mr. Lepofsky’s performance and compensation elements as provided above. For fiscal year 2009, despite extremely challenging market conditions and a period of declining customer demand as a result of the global economic recession, the Committee noted the significant progress that had been made in lowering the Company’s break even position and the on-going activity to further re-structure the Company’s businesses to capitalize on opportunities for expanding its product scope both inside and outside the semiconductor capital equipment markets. It further noted the enhanced position Brooks had achieved with its customers as a result of targeted actions by the Company in 2009. The Committee also reviewed the financial metrics established as part of the PBVC plan framework and awarded Mr. Lepofsky 70,064 shares for his successful efforts in meeting the aggressive but achievable goals outlined in the annual incentive section of this report (i.e. Exiting the fiscal year with a cash position in excess of a pre-defined threshold, achieving EBITDA break even at a pre-defined quarterly revenue run rate and limiting cash spend to a pre-defined amount at a baseline revenue figure).

     The Committee also determined, as provided in his employment agreement, that based on the performance measures of pretax income, return on shareholder equity and increases in Brooks share price measured at September 30, 2009 none of the restrictions on the 300,000 performance shares previously granted to Mr. Lepofsky lapsed at this measurement date.

     Tax Considerations

     Section 162(m) provides an exception to the deductibility limit for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The Human Resources and Compensation Committee takes Section 162(m) of the Internal Revenue Code and the related regulations issued by the Internal Revenue Service into account. However, the Human Resources and Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.

     Compensation paid under our performance based variable compensation framework does not qualify for the exception for performance based compensation as the framework has not been approved by shareholders. In addition, our executives continue to receive stock awards that provide for time-based vesting, which we believe would be subject to the Section 162(m) deduction limitation. However, we believe that compensation attributed to the vesting of performance based equity awards would qualify for an exception to the deductibility limit.

     Section 280G and related sections of the Code provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. As part of Mr. Lepofsky’s employment agreement, we have provided for payments to Mr. Lepofsky to satisfy the occurrence of any taxes imposed within the meaning of Section 280G or the excise taxes resulting from Section 4999 of the Code. We have not provided any other executive officer with a commitment to gross-up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Code.

     Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend to structure equity awards and other deferred compensation payments in a manner to comply with the applicable Section 409A requirements.

Human Resources and Compensation Committee Report

To The Stockholders:

     The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Human Resources and Compensation Committee
as of September 30, 2009:

Mark S. Wrighton, Chairman

A. Clinton Allen

C. S. Park

Kirk P. Pond

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal years indicated below:

							Change in
							Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation		All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings		Compensation		Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)		($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
Robert J. Lepofsky	2009	$597,125	$-	$2,536,155	$33,853	$-			$7,150	(4)	$3,174,283
President & Chief	2008	$650,000	$-	$1,898,583	$33,946	$-			$10,000		$2,592,529
Executive Officer

Martin S. Headley	2009	$403,357	$-	$682,528	$-	$-			$79,424	(6)	$1,165,309
Executive Vice	2008	$269,711 (5)	$-	$101,312	$-	$215,000			$207,356		$793,379
President & Chief
Financial Officer

Thomas S. Grilk	2009	$296,872	$-	$285,131	$3,140	$-	$249	(10)	$10,932	(7)	$596,324
Senior Vice President,	2008	$306,740	$-	$146,348	$14,190	$50,000			$11,924		$529,202
General Counsel &	2007	$296,358	$-	$120,564	$25,012	$169,487			$44,805		$656,226
Secretary

Steven A. Michaud	2009	$276,964	$-	$423,355	$16,611	$-		(11)	$22,123	(8)	$739,053
Senior Vice	2008	$244,615	$-	$218,494	$25,792	$150,000	-		$22,762		$661,663
President & Group
Executive, Critical
Solutions Group

Timothy S. Mathews	2009	$190,594	$-	$34,378	$-	$95,000			$8,944	(9)	$328,916
Vice President,
Corporate Controller

(1) Awards consist of restricted stock and stock awards. In November 2009, stock awards with a fair market value of $550,000 for Mr. Lepofsky: $382,000 for Mr. Headley; $162,000 for Mr. Michaud; and $112,000 for Mr. Grilk were made to the named executive officers as their 2009 Performance Based Variable Compensation award. Restricted stock award expense of $1,986,155 for Mr. Lepofsky; $300,528 for Mr. Headley; $261,355 for Mr. Michaud; $173,131 for Mr. Grilk; and $34,378 for Mr. Mathews do not reflect stock actually awarded to the Named Executive Officer during 2009. The amounts shown represent stock-based compensation expense recognized in the 2009 Consolidated Financial Statements, excluding any assumption for future forfeitures. This expense incorporates unvested performance and time based grants awarded in FY 2009 and prior fiscal years. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal years ended September 30, 2009 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 22 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on p. 44 of the Annual Report.

(2) There were no stock options granted to any Named Executive Officers during FY09. The amounts shown represent stock-based compensation expense recognized in the 2009 Consolidated Financial Statements, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal years ended September 30, 2009 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 22 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on p. 44 of the Annual Report.

(3) Amounts consist of cash incentive compensation awards earned for services rendered in the relevant fiscal year.

(4) Represents amounts paid by the Company on behalf of Mr. Lepofsky as follows: $7,150 in matching contributions to Mr. Lepofsky’s account under the Company’s qualified 401(k) plan.

(5) The salary reported for Mr. Headley is prorated based on his date hire on January 28, 2008. His annualized base salary is $425,000.

(6) Represents amounts paid or accrued by the Company on behalf of Mr. Headley as follows: $12,757 in matching contributions to Mr. Headley’s account under the Company’s qualified 401(k) plan; and $66,667 as relocation allowance.

(7) Represents amounts paid by the Company on behalf of Mr. Grilk as follows: $10,932 in matching contributions to Mr. Grilk’s account under the Company’s qualified 401(k) plan.

(8) Represents amounts paid by the Company on behalf of Mr. Michaud as follows: $11,077 annual car allowance and $11,046 in matching contributions to Mr. Michaud’s account under the Company’s qualified 401(k) plan.

(9) Represents amounts paid by the Company on behalf of Mr. Mathews as follows: $8,944 in matching contributions to Mr. Mathews’ account under the Company’s qualified 401(k) plan.

(10) Represents the aggregate earnings during FY09 under the Company’s nonqualified deferred compensation plan

(11) The change in lump sum present value of pension decreased $15,244 during FY09 under the Helix Employees Pension Plan based on the discount rate in effect for 2009. As of September 30, 2009, the present value of accumulated pension benefit is $203,570 and it was $218,814 as of September 30, 2008.

Grants of Plan Based Awards Table
Fiscal Year 2009

     During the fiscal year ended September 30, 2009 the following plan based awards were granted to the Named Executive Officers:

									All
									Other
									Stock	Grant
									Awards:	Date
			Estimated Future Payouts Under			Estimated Future Payouts			Number	Fair Value
			Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares	of Stock
			Awards			Awards			of Stock	and
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j) (6)
Robert J. Lepofsky	10/1/2008	(1)	$-	$650,000	$1,300,000	$-
	2/11/2009	(3)							80,000	$342,400
	2/11/2009	(4)					80,000	80,000		$342,400

Martin S. Headley	10/1/2008	(1)	$-	$425,000	$637,500	$-
	2/11/2009	(2)							50,000	$214,000
	2/11/2009	(4)					50,000	50,000		$214,000

Thomas S. Grilk	10/1/2008	(1)	$-	$155,000	$217,000	$-
	2/11/2009	(2)							10,000	$42,800
	2/11/2009	(4)					10,000	10,000		$42,800

Steven A. Michaud	10/1/2008	(1)	$-	$180,000	$240,000	$-
	2/11/2009	(2)							20,000	$85,600
	2/11/2009	(4)					20,000	20,000		$85,600

Timothy S. Mathews	10/1/2008	(1)	$-	$66,500	$95,000	$-
	2/11/2009	(5)							10,000	$42,800

(1) These grants were made pursuant to a performance based variable compensation framework for FY 2009 and reflect the minimum, target and maximum payouts with respect to 2009.

(2) Amount shown is the number of shares of service-based restricted stock awarded on February 11, 2009. The shares vested 1/3 on September 30, 2009; and will vest 1/3 on September 30, 2010 and 1/3 on September 30, 2011 based on a continuing employment requirement.

(3) The amount shown are the number of shares of service-based restricted stock awarded to Mr. Lepofsky on February 11, 2009. The shares vested 1/2 on September 30, 2009 and will vest 1/2 on September 30, 2010 based on a continuing employment requirement.

(4) Amount shown is the number of shares of performance-based restricted stock awarded on February 11, 2009. The shares are based on the Company achieving a cash flow break even position on or before December 31, 2010. These shares will vest sixty days following the quarter in which cash flow break even is attained and can occur as early as the quarter ending March 31, 2009 but no later than the quarter ending December 31, 2010.

(5) Amount shown is the number of shares of service-based restricted stock awarded on February 11, 2009. The shares will vest at a rate of one-third per year on the anniversary date of the grant until fully vested on February 11, 2012.

(6) The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123R.

A discussion of the material terms of the Named Executive Officers’ employment arrangements can be found in the Compensation Discussion and Analysis included in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year 2009

     The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of September 30, 2009:

	Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
								Incentive	Market
							Market	Plan	or Payout
							Value of	Awards:	Value of
							Shares	Number of	Unearned
							or Units	Unearned	Shares,
	Number of	Number of			Number		of Stock	Shares, Units	Units or
	Securities	Securities			of Shares		That	or Other	Other
	Underlying	Underlying	Option		or Units of		Have	Rights That	Rights
	Unexercised	Unexercised	Exercise	Option	Stock That		Not	Have Not	That Have
	Options (#)	Options (#)	Price	Expiration	Have Not		Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	Vested (#)		($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g) (11)	(h)	(i) (11)
Robert J. Lepofsky	15,000	10,000 (1)	$13.03	10/26/2012	5,000	(2)	$38,650	300,000 (3)	$2,319,000
					40,000	(10)	$309,200	80,000 (8)	$618,400

Martin S. Headley					28,000	(5)	$216,440	50,000 (8)	$386,500
					33,334	(4)	$257,672

Thomas S. Grilk	30,000		$12.23	12/10/2009	30,000	(6)	$231,900	10,000 (8)	$77,300
	25,000		$24.30	10/16/2010	3,500	(7)	$27,055
	7,500		$17.22	12/20/2011	6,667	(4)	$51,536

Steven A. Michaud	9,375	625 (9)	$13.03	10/26/2012	35,000	(6)	$270,550	20,000 (8)	$154,600
	5,550		$23.32	10/20/2010	7,500	(7)	$57,975
	3,885		$24.99	02/21/2011	13,334	(4)	$103,072
	5,550		$18.11	02/20/2012
	9,990		$17.34	04/28/2014

Timothy S. Mathews					7,500	(12)	$57,975
					10,000	(13)	$77,300

(1) These options were granted on October 26, 2005 while Mr. Lepofsky was a non-employee Director. They will continue to vest at a rate of 20% each year until fully vested on October 26, 2010.

(2) The unvested shares consist of restricted stock awards granted on March 23, 2006 while Mr. Lepofsky was a non-employee Director. They will vest fully on March 7, 2010.

(3) The unvested performance-based shares consist of awards granted on November 8, 2007 that will vest based upon the satisfaction of three performance metrics: total shareholder return, pre-tax operating income from continuing operations (excluding special income/charges such as patent settlements), and pre-tax return on shareholder equity, and is subject to a continuing employment requirement. Each of the three performance metrics is measured as of September 30, 2008, again as of September 30, 2009 and again as of Mr. Lepofsky’s termination date (each a “Measurement Date”). The aggregate net percentage increase in each of these metrics for the Company’s fiscal year that includes the Measurement Date (taking into account for this purpose any percentage decrease that may occur in any of such metrics) shall be multiplied by the total number of shares of award that are not vested, as determined immediately prior to the relevant Measurement Date, to determine the number of shares that vest as of the Measurement Date. Mr. Lepofsky must also be employed by the Company on the Measurement Date to vest in any earned portion of the award. Notwithstanding the foregoing, the Human Resources and Compensation Committee may exercise its discretion to vest all or a part of any otherwise unvested portion of the performance-based equity award at any time if such acceleration is in the best interests of the Company.

(4) The unvested shares consist of restricted stock awards granted on February 11, 2009 that vested 1/3 on September 30, 2009; and will vest 1/3 on September 30, 2010 and 1/3 on September 30, 2011 based on a continuing employment requirement.

(5) The unvested shares consist of restricted stock awards granted on February 8, 2008 that will vest at a rate of one-third per year on the anniversary date of the grant until fully vested on February 8, 2011.

(6) The unvested shares consist of restricted stock awards granted on March 23, 2006 that will vest fully on March 23, 2010.

(7) The unvested shares consist of restricted stock awards granted on November 8, 2007 that vested 25% on the date of grant and vested at a rate of 25% on the first anniversary of the date of grant, and 50% on the second anniversary of the date of grant.

(8) The unvested shares consist of performance-based restricted stock awards granted on February 11, 2009. The shares are based on the Company achieving a cash flow break even position on or before December 31, 2010. These shares will vest sixty days following the quarter in which cash flow break even is attained and can occur as early as the quarter ending March 31, 2009 but no later than the quarter ending December 31, 2010.

(9) These options were granted on October 26, 2005 and vested at a rate of 6.25% each quarter until fully vested on October 26, 2009.

(10) The unvested shares consist of restricted stock awards granted on February 11, 2009 that vested 50% on September 30, 2009 and will vest 50% on September 30, 2010.

(11) The market value is calculated on September 30, 2009 ($7.73), the last business day of the fiscal year.

(12) The unvested shares consist of restricted stock awards granted on May 19, 2008 that vested 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and 50% on the third anniversary of the date of grant.

(13) The unvested shares consist of restricted stock awards granted on February 11, 2009 that will vest at a rate of one-third per year on the anniversary date of the grant until fully vested on February 11, 2012.

Option Exercises and Stock Vested Table
Fiscal Year 2009

     The following table sets forth certain information concerning all exercises of stock options, vesting of restricted stock and stock awards for each Named Executive Officer during the fiscal year ended September 30, 2009:

	Stock Awards
	Number of	Value
	Shares	Realized
	Acquired on	on
	Vesting	Vesting
Name	(#)	($)
(a)	(b)	(c) (1)
Robert J. Lepofsky	90,000	$715,500

Martin S. Headley	30,666	$214,535

Thomas S. Grilk	5,083	$36,665

Steven A. Michaud	12,916	$90,907

Timothy S. Mathews	2,500	$11,925

     There were no stock options exercised by the Named Executive Officers for the fiscal year ended September 30, 2009.

(1) The value realized equals the closing price of Common Stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits Table
Fiscal Year 2009

     The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following or in connection with retirement for each Named Executive Officer as of September 30, 2009:

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
(a)	(b)	(c)	(d)	(e)
Steven A. Michaud	Helix Employees Pension Plan	18.2	$203,570	$-

(1) Amounts include annual benefits under the Helix Employees Pension Plan on a straight-life annuity basis.

     The assumptions and valuation methods used in calculating these expenses are discussed further in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 within Note 12 to the Consolidated Financial Statements included in the Annual Report, appearing on pages 58-61 of the Annual Report.

     Helix Technology Corporation, an acquisition of Brooks Automation, maintained a noncontributory qualified Pension Plan for the benefit of its employees, including eligible former Helix employees named in the Summary Compensation Table. The Plan was frozen effective October 31, 2006. Mr. Michaud as a former Helix employee is eligible to participate in the plan. Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits.

     In 1999, Helix adopted a nonqualified Supplemental Benefit Plan intended to provide for the payment of additional retirement benefits to certain key employees whose Pension Plan retirement benefits would exceed amounts permitted under the Internal Revenue Code. The plan was also frozen effective on October 31, 2006 and employees are no longer eligible to participate. The supplemental unfunded benefit is equal to the amount of any benefit that would have been payable under the qualified retirement plan, but for the limitations under the Internal Revenue Code.

Nonqualified Deferred Compensation Table
Fiscal Year 2009

     The Company has established a nonqualified deferred compensation plan to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). An additional feature of the Plan is a SERP in which the Company can choose to make annual contributions to selected executives non-qualified Plan accounts.

	Aggregate	Aggregate	Aggregate
	Earnings in	Withdrawals/	Balance at
	Last FY	Distributions	Last FYE
Name	($)	($)	($)
(a)	(b)	(c)	(d)
Thomas S. Grilk	$249	$-	$93,870

     Messrs. Lepofsky, Headley, Michaud, and Mathews are not participants in the Company nonqualified deferred compensation plan.

     The Plan is a nonqualified deferred compensation plan under which eligible employees, including executive officers, may elect to defer a portion of their base salary, commissions and/or incentive pay. Eligibility is limited to a select group of management or highly compensated employees and directors. Participants may elect to defer base salary, bonus, commissions and/or director fees on a pre-tax basis, subject to certain minimum and maximum amounts. Under the Plan, amounts deferred with respect to a participant are credited to a bookkeeping account and periodically adjusted for hypothetical investment experience based on a participant-directed allocation of the account among a menu of measuring funds chosen by the administrator. The Plan also provides for additional credits to the bookkeeping account (not involving an elective deferral by participants) that are discretionary on the part of the Company. Additional Company credits and related hypothetical earnings may be subject to a vesting schedule. Upon retirement, as defined, or other separation from service, or, if so elected, upon any earlier change in control of the Company, a participant is entitled to a payment of his or her vested account balance, either in a single lump sum or in annual installments, as elected in advance by the participant.

     Effective May 10, 2006, the Compensation Committee of the Board of Directors adopted an amendment and restatement that adds a supplemental retirement feature (“SERP”) for certain selected participants. The SERP feature adds to the Plan an additional category of Company credits. For a participant eligible for the SERP feature, including executive officers selected for participation, a separate SERP bookkeeping account will be maintained to which an amount equal to a percentage of the participant’s base salary will be credited annually during the continuance of the individual’s participation in the SERP feature. The Plan’s administrator retains the discretion to add or remove individuals to or from eligibility for the SERP feature. The measuring fund choices available to be used to determine a SERP account’s hypothetical investment experience will be the same as those available under the Plan generally. Unless the Plan-based agreement with the participant otherwise specifies, a participant’s SERP account will be subject to a vesting schedule providing for 50% vesting after five years of service (disregarding service prior to 2006), with an additional 10% vesting for each year of service thereafter. An eligible participant’s SERP account would be distributable to the extent vested at attainment of age 65 or, if later, separation from service and would be payable, as elected by the participant in advance, either in a lump sum or in annual installments. A participant eligible for the Plan’s SERP feature might be, but need not be, a participant in the Plan generally. At the same time as it amended the Plan by adding the SERP feature, the Committee also designated certain employees to participate in the SERP, including certain Named Executive Officers. No contributions were made to the SERP accounts in FY 2009.

Post-Employment Benefits

     The following table sets forth the estimated payments and benefits that would be provided to each of the Named Executive Officers upon termination and/or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on September 30, 2009 and using the closing market price of the Company’s stock on that date ($7.73). For the purposes of this analysis we assumed all executives received 100% of their target bonus opportunity.

		Salary &		Vesting	Vesting
		Other Cash		of Stock	of Stock
		Payments		Options	Awards	Total
Name	Event	($)		($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)
Robert J. Lepofsky	Termination Without
	Cause or for Good Reason	$1,455,388	(1)	$0 (3)		$1,455,388
	Change of Control with
	Termination	$2,845,330	(2)		$2,357,650 (4)	$5,202,980
Martin S. Headley	Termination Without
	Cause or for Good Reason	$862,176	(5)			$862,176
	Change of Control with
	Termination	$862,176	(5)		$216,440 (4)	$1,078,616
Thomas S. Grilk	Termination Without
	Cause or for Good Reason	$466,193	(5)	$0 (6)		$466,193
	Change of Control with
	Termination	$466,193	(5)		$258,955 (4)	$725,148
Steven A. Michaud	Termination Without
	Cause or for Good Reason	$492,231	(5)	$0 (7)		$492,231
	Change of Control with
	Termination	$492,231	(5)		$328,525 (4)	$820,756

(1) Under the terms of Mr. Lepofsky’s Employment Agreement, if his employment is terminated by the Company without cause or if Mr. Lepofsky resigns for good reason, the Company shall pay him the unpaid portion of his then current base salary earned through the termination date and a pro-rata portion of his annual incentive bonus for the completed portion of the current annual pay period. For the purposes of this analysis we assumed Mr. Lepofsky received 100% of his target bonus opportunity. Additional benefits include post-retirement medical benefits with an actuarial present value of $111,788 as of September 30, 2009; an office assistant benefit for two years valued at $93,600; and a charitable matching contribution benefit for a six year period, valued at $600,000.

(2) In the event of a termination within one year following a change-in-control (as defined in certain restricted stock agreements), Mr. Lepofsky would receive the payments and benefits described in footnote 1 above and immediately vest in any non-vested stock awards. In addition, the Company would pay excise taxes plus a gross-up amount for the excise tax liability valued at $1,389,942 related to these benefits as well as taxes associated with the immediate vesting of his non-vested stock awards.

(3) Mr. Lepofsky had a total of 15,000 vested options which were “out-of-the-money” with an exercise price greater than $7.73 as of September 30, 2009.

(4) Under the terms of each executive officer’s restricted stock agreement granted prior to fiscal year 2009, in the event of a change-in-control, followed by a termination without cause within one year, all unvested restricted stock awards would immediately vest.

(5) Under the terms of Messrs Headley, Grilk, and Michaud’s employment agreement, if the executive is terminated by the Company without cause, or if they resign for good reason, the Company shall pay an amount equal to the unpaid portion of the executive’s current base salary earned through the termination date; an amount equal to the prorata incentive bonus for the completed portion of the current annual pay period; and one year’s current base salary, paid in bi-weekly payments as severance in salary continuation. During the salary continuation period, the Company will continue to pay the employer portion of the cost of the medical plans in which the executive was a participant as of the termination date. If the executive has not found a full time comparable executive position with another employer during the initial salary continuation period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date executive secures full-time employment.

For the purposes of this analysis we assumed all executives received 100% of their target bonus opportunity. We also assume that all executives will find a full time comparable executive position with another employer during the initial salary continuation period.

(6) Mr. Grilk had a total of 62,500 vested options which were “out-of-the-money” with an exercise price greater than $7.73 as of September 30, 2009.

(7) Mr. Michaud had a total of 34,350 vested options which were “out-of-the-money” with an exercise price greater than $7.73 as of September 30, 2009.

EQUITY COMPENSATION PLAN INFORMATION

     The table below sets forth certain information as of September 30, 2009 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Number of
	Securities to		Number of
	be Issued	Weighted-Average	Securities Remaining
	Upon Exercise	Exercise Price of	Available for
	of Outstanding	Outstanding	Future Issuance
	Options,	Options,	Under Equity
	Warrants	Warrants and	Compensation
Plan Category	and Rights	Rights	Plans (2)
Equity compensation plans approved by
security holders (1)	1,043,319	$17.03	6,110,753 (3)
Equity compensation plans not approved
by security holders	146,578	$21.14	0
Total	1,189,897	$17.54	6,110,753
____________________

(1)	Includes an aggregate of 88,686 options at a weighted average exercise price of $15.81 assumed by the Company in connection with past acquisitions and business combinations.

(2)	Excludes securities reflected in the first column of the table.

(3)	Excludes 692,848 shares that may be issued under our Employee Stock Purchase Plan.

     1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by our Board of Directors in April 1998, is to attract and retain employees and provide an incentive for them to assist us to achieve long-range performance goals and to enable them to participate in our long-term growth. All employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to our long-term success and growth are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Common Stock were reserved for issuance under the 1998 Plan. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited options. From February 26, 2003 through September 30, 2009, a total of 3,068,442 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 146,578 shares had been granted and were outstanding. However, on August 5, 2009 the Board of Directors voted that no further options or stock awards of any kind will be made or granted pursuant to the 1998 Plan.

RELATED PARTY TRANSACTIONS

     Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions between us and:
  an executive officer, director or director nominee;

  any person who is known to be the beneficial owner of more than 5% of our common stock;

  any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock;

  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.
     Under the Nasdaq Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct covers, among other things, all transactions involving our relationships with service providers and suppliers. It requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment in the choice of suppliers. In the case of employees this calls for disclosure of any to management. Members of our board of directors would normally make this disclosure to the chairman of the board. We entered into no related party transactions during fiscal 2009.

AUDIT COMMITTEE REPORT

To The Stockholders:

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2009 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2009, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2009, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2010.

     The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. The Audit Committee reviewed management’s assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chairman of the Audit Committee, except where local law requires otherwise, as in France and Great Britain. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented. The Audit Committee has also discussed the results of the internal audit examinations.

     The Audit Committee reviews with management and the full Board the process by which management and the Board conduct an assessment of the Company’s business risks. The Committee reviews both the specific elements of business risk assessed and the processes employed in that assessment. The Committee reports to the full Board on its assessment of the quality of these processes, and the Board reviews and evaluates the substance of that assessment.

     Our independent auditors provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) which requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

     Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2009, management’s report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2009, and the independent auditors’ reports be included in our annual report on Form 10-K for the fiscal year ended September 30, 2009. Further, the Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2010.

     Respectfully submitted,

Audit Committee:

John K. McGillicuddy, Chairman
Alfred Woollacott, III
Mark S. Wrighton

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

     Audit Fees. PricewaterhouseCoopers LLP billed us an aggregate of $1,263,300 and $1,757,898 in fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2009 and 2008, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.

     Audit-Related Fees. PricewaterhouseCoopers LLP did not bill us for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2009 and 2008.

     Tax Fees. PricewaterhouseCoopers LLP billed us an aggregate of $344,300 and $512,584 in the fiscal years ended September 30, 2009 and 2008, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2009, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $75,700; Expatriate Tax Services $240,000 and Tax Consulting $28,600. For fiscal year 2008, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $192,584; Expatriate Tax Services $290,000; and Tax Consulting $30,000.

     All Other Fees. PricewaterhouseCoopers LLP billed us an aggregate of $2,400 for certain web-based accounting research tools during both fiscal year ended September 30, 2009 and 2008.

     In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the Chairman of the Audit Committee acting under a delegation of authority from the Committee considered whether the independent auditors’ provision of such services to us was compatible with maintaining the auditors’ independence and determined that it was compatible. The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by our independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit Committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2009, the Audit Committee, or the Chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provision of such services to us would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.

     All of the above services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with PricewaterhouseCoopers LLP’s maintenance of its independence as our independent auditor.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP, independent accountants, has conducted an independent audit of our books and accounts since 1989 and has audited our financial statements for the years ending September 30, 2009, 2008 and 2007. The audit committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2010. Detailed disclosure of the audit and non-audit fees we paid to PricewaterhouseCoopers LLP in fiscal 2009 and 2008 may be found elsewhere in this proxy statement. Based on these disclosures and information in the audit committee report contained in this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2010. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests. A representative of our independent accountants is expected to be present at the meeting and will be available to respond to appropriate questions. We do not expect the representative to make a statement apart from responding to inquiries.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
PROPOSAL NO. 2.
_____________________

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers and directors are required to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2009, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them during our fiscal year ended September 30, 2009.

Standards of Conduct

     Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of our financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

     Proposals which stockholders intend to present at our 2011 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than August 26, 2010. If a proponent fails to notify us by November 9, 2010 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2011 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

     Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at our 2011 annual meeting of stockholder by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than November 13, 2010. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.

Householding of Proxy Materials

     SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.

Material Not Incorporated by Reference

     To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

     Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 as filed with the SEC are being made available to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824. It is also available at our website www.brooks.com.

     IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

BROOKS AUTOMATION, INC. 15 ELIZABETH DRIVE CHELMSFORD, MA 01824 ATTN: ACCOUNTS PAYABLE
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐
1.	Election of Directors Nominees

01	A. Clinton Allen	02	Robert J. Lepofsky	03	Joseph R. Martin	04	John K. McGillicuddy	05	Krishna G. Palepu
06	C.S. Park	07	Kirk P. Pond	08	Alfred Woollacott, III	09	Mark S. Wrighton

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2 To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2010 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2010 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on February 4, 2010 at 10:00 a.m., local time, at the office of Brooks Automation, Inc. 11 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the matters stated on the reverse side.

The Board of Directors has fixed December 11, 2009 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage paid envelope is enclosed for that purpose) as promptly as possible.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

BROOKS AUTOMATION, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 4, 2010

Robert J. Lepofsky and Thomas S. Grilk, or either of them, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation, Inc. to be held on February 4, 2010 or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO ANY OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS BOARD OF DIRECTORS.

YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING THE SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

Continued and to be signed on reverse side.